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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A
                                Amendment No. 3

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           NEXELL THERAPEUTICS INC.
                      (f/k/a VIMRx PHARMACEUTICALS INC.)
                      ----------------------------------
            (Exact name of registrant as specified in its charter)


              Delaware                                   06-1192468
--------------------------------------------------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

        9 Parker, Irvine, California                               92618
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        (Address of principal executive offices)              (Zip Code)



       Securities to be registered pursuant to Section 12(b) of the Act:

                                    Title of each class          Name of each exchange on which
                                    to be so registered          each class is to be registered
                                    -------------------          ------------------------------
                                      Not Applicable                   Not Applicable
                                      ______________                   ______________


 If this form relates to the registration of a class of          If this form relates to the registration of a class of
 securities pursuant to Section 12(b) of the Exchange            securities pursuant to Section 12(g) of the Exchange Act
 Act and is effective pursuant to General Instruction            and is effective pursuant to General Instruction A.(d),
 A.(c), check the following box.  [_]                            check the following box.  [X]

 Securities Act registration statement file number to which this form relates:

                           333-25469 (if applicable)
                           ---------

       Securities to be registered pursuant to Section 12(g) of the Act:

                      Common Stock Subscription Warrants
                      ----------------------------------
                               (Title of Class)
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This Registration Statement on Form 8-A/A amends the Registration Statement on
Form 8-A filed with the Securities and Exchange Commission by the Registrant on April 16, 1997, as amended on March 17, 2000 and June 22, 2000, relating to the Registrant's Common Stock Subscription Warrants.


Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

          Pursuant to Section 10.1(c)(i) of the Warrant Agreement, dated as of June 17, 1996 between the Registrant and American Stock Transfer & Trust Company (the "Warrant Agreement"), as a result of the issuance by the Registrant of (i) common stock on January 8, 2001, March 6, 2001 and March 28, 2001 to Acqua Wellington North American Equities Fund, Ltd.; and (ii) certain stock options to employees through April 27, 2001, the exercise price for the Common Stock Subscription Warrants (the "1996 Warrants"), which initially had been $1.50 per share, was adjusted to $1.35 per share effective November 24, 1999, and was adjusted to $5.40 per share effective June 15, 2000, has now been adjusted to $5.105 per share, and each 1996 Warrant now entitles the holder to purchase
 .2938 of a share of Common Stock instead of .2769 of a share of Common Stock. Furthermore, these additional 22,000 shares issuable upon exercise of the 1996 Warrants have not been registered under the Securities Act of 1933 (the "Act") and unless and until such time as a registration statement pertaining to such shares is in effect under the Act, such shares will constitute "restricted securities" under the Act and may only be sold or transferred in accordance with the Act or an exemption therefrom.

Item 2.  Exhibits.
         --------

         A. Warrant Agreement dated June 17, 1996 between the Registrant and the Warrant Agent with Form of Warrant Certificate, incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-3 (File No. 333-25469)

         B. Letter from the Registrant to the Holders of Warrants dated July 6, 2001.
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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                            NEXELL THERAPEUTICS INC.
                                  (Registrant)

                          By:   /s/ William A. Albright, Jr.
                              ------------------------------
                              William A. Albright, Jr., Chief Executive Officer, President, Treasurer and Chief Financial Officer

Dated:  July 17, 2001